EXHIBIT 10.1
REVISED CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
          At Red Trail Energy, LLC (“Red Trail” or the “Company”) the honesty, integrity and sound judgment of Red Trail’s senior financial officers, which includes Red Trail’s chief executive officer, chief financial officer or controller and other persons performing similar functions (the “Senior Financial Officers”), is fundamental to the financial reporting process and the reputation and success of Red Trail. Red Trail’s Senior Financial Officers hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and preserved. Because of this special role, each of the Senior Financial Officers agrees to be bound by this Code of Ethics for Senior Financial Officers and each agrees that he or she will:
1.	Act with honesty and integrity and ethically handle actual or apparent conflicts of interest in personal and professional relationships involving Red Trail or its business.

2.	Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that Red Trail files with, or submits to, government agencies, including the Securities and Exchange Commission (the “SEC”) and in other public communications.

3.	Comply with applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, affecting Red Trail’s business and its conduct in business matters.

4.	In all matters affecting Red Trail’s business and its conduct in business matters, act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his/her independent judgment to be subordinated.

5.	Respect the confidentiality of information acquired in the course of his/her work for Red Trail except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his/her work for Red Trail shall not be used for personal advantage.

6.	Proactively promote and be an example of ethical behavior as a responsible partner among peers in Red Trail’s working environment.

7.	Achieve responsible use of and control over all Red Trail assets and resources employed or entrusted to him/her.
          Each of the Senior Financial Officers are expected to adhere to this Code of Ethics for Senior Financial Officers and Red Trail’s Code of Business Conduct at all times. Any violations of either of these Codes shall be promptly reported in accordance with the procedures set forth in Red Trail’s Complaint Procedures for Accounting and Auditing Matters. If any Senior Financial Officer is found to be in violation of this Code of Ethics for Senior Financial Officers, such person will be subject to disciplinary action, which may include termination of employment. It is against Red Trail policy to retaliate against any employee for good faith reporting of violations of this Code of Ethics for Senior Financial Officers or Red Trail’s Code of Business Conduct.
          The Board of Governors (or, if permitted under applicable SEC and Nasdaq Stock Market Listing Standards), and so appointed by the Board of Governors, the Audit Committee of the Board of Governors) shall have the sole discretionary authority to approve any amendment to or waiver of this Code of Ethics for Senior Financial Officers. Any such amendment to or waiver of this Code of Ethics for Senior Financial Officers shall be publicly disclosed in the manner specified by SEC rules.

EXHIBIT B
COMPLAINT PROCEDURES FOR
ACCOUNTING AND AUDITING MATTERS
          Red Trail Energy, LLC (“Red Trail” or the “Company”) is committed to continuing compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, Red Trail wishes to assure you that you may submit a good faith complaint regarding accounting or auditing matters to management without fear of harassment, discrimination, dismissal or retaliation of any kind.
          To facilitate reporting of complaints, Red Trail’s Audit Committee has established these procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (referred to in this document as “Accounting Matters”) and (2) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters.
I. Scope of Matters Covered by These Procedures
          These procedures relate to complaints relating to any questionable Accounting Matters, including, without limitation, the following:
1.	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of Red Trail;

2.	fraud or deliberate error in the recording and maintaining of financial records of Red Trail;

3.	deficiencies in or noncompliance with Red Trail’s internal accounting controls;

4.	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of Red Trail;

5.	deviation from full and fair reporting of Red Trail’s financial condition; or

6.	violations of Red Trail’s Code of Ethics for Senior Financial Officers.
II. Receipt of Complaints
Concerns regarding Accounting Matters may be reported as follows:
1. Regular mail to:
Audit Committee
Red Trail Energy, LLC
P.O. Box 11
Richardton, North Dakota, 58652
2. E-mail to:
auditcommitte@redtrailenergy.com
3. Telephone voicemail to:
701-974-3908 or 1-866-918-4964

          We want to assure that all employees have a way to address any actual or possible violations regarding Accounting Matters with the Audit Committee of our Board of Directors. That may be done via phone message or e-mail as follows:
1. E-mail to:
auditcommitte@redtrailenergy.com
2. Telephone voicemail to:
701-974-3908 or 1-866-918-4964.
          All employee complaints may be made on a confidential or anonymous basis. If an employee provides a complaint on a confidential or anonymous basis, we encourage the submitter to provide enough specifics and facts to allow Red Trail to fully review the complaint and act appropriately. We also encourage the submitter to provide a way for us to follow up if more information is needed and to allow acknowledgment of the complaint. We emphasize, however, that this is not required to submit a complaint.
III. Treatment of Complaints
          Upon receipt of a complaint, Mick Miller the Ethics Compliance Officer will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender. Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the Ethics Compliance Officer or such other persons as the Audit Committee determines to be appropriate. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.
          Red Trail will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.
IV. Reporting and Retention of Complaints and Investigations
          The Ethics Compliance Officer will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with Red Trail’s then applicable document retention policy.
CERTIFICATION
          I have read and understand the Company’s Code of Business Conduct (the “Code”). I understand that the Company’s Ethics Compliance Officer is available to answer any questions I have regarding the Code. I agree to comply with the Code in all respects during my employment or other relationship with the Company. I understand that my failure to comply in all respects with the Code is a basis for termination for cause of my employment or other relationship with the Company.

Date:	Signature

Name:

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